Rule 424(b)(3)
                                                        File Nos. 333-65597
                                                        and 33-56349



PRICING SUPPLEMENT NO. 1, DATED JANUARY 12, 1999
(To prospectus dated January 7, 1999, as supplemented by a prospectus supplement dated January 8, 1999)

CENTRAL HUDSON GAS & ELECTRIC CORPORATION
MEDIUM-TERM NOTES, SERIES C

Principal Amount:    $20,000,000

Issue Price:    100%

Settlement Date (Original Issue Date):    January 15, 1999

Maturity Date (Stated Maturity):    January 15, 2009

Type of Note:
     [X]  Fixed Rate Note
     [ ]  Zero Coupon Note

Form:
     [X]  Book-Entry
     [ ]  Definitive Certificates

Authorized denominations:    $1,000 and integral multiples thereof

CUSIP No.:    15361G AD 7

Interest Rate:    6.00% per annum

Interest Payment Dates:    January 1 and July 1, and at maturity

Record Dates:    December 15 and June 15

Initial Interest Payment Date:    July 1, 1999

Redemption Terms (at option of the issuer):
     [X] Not redeemable  prior to Stated Maturity
     [ ] Redeemable in accordance with the following terms:



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Repayment Terms (at option of the  holder):
     [X] Not  repayable  prior to Stated Maturity
     [ ] Repayable in accordance with the following terms:

Sinking Fund Provisions:
     [X]  None
     [ ]  Applicable in accordance with the following terms:

Agent:    Salomon Smith Barney Inc.

Agent acting in capacity indicated below:
     [X]  As Agent
     [ ]  As Principal

The notes are being offered at the Issue Price set forth above.

Agent's Commission:    $125,000 (.625%)

Net proceeds to issuer (before expenses):    $19,875,000

Additional Terms:    None

             THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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